UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2014

Cardtronics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33864	76-0681190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Briarpark Drive, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 308-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On July 14, 2014, Cardtronics, Inc. (the “Company”) issued a press release announcing the issuance and sale of $250 million aggregate principal amount of senior notes due 2022 (the “Notes Offering”). A copy of the press release is furnished as Exhibit 99.1 hereto.

On July 14, 2014, the Company issued a press release announcing a tender offer for its outstanding $179,442,000 aggregate principal amount of 8.250% senior subordinated notes due 2018 (the “2018 Notes”). A copy of the press release is furnished as Exhibit 99.2 hereto.

In connection with the Notes Offering, the Company made the following business update to prospective Notes Investors.

Ongoing Acquisition Activities

Consistent with our business growth strategy, we are continuously engaged in discussions with potential sellers regarding the possible purchase of assets and operations that are strategic and complementary to our existing operations. These acquisition efforts may involve situations in which we believe we are the only potential buyer or are one of a limited number of potential buyers in negotiations with the potential seller. These acquisition efforts often involve assets and operations which, if acquired, could have a material effect on our financial condition and results of operations and require special financing.

For example, we are currently engaged in negotiations on multiple acquisitions in our current lines of business, the aggregate purchase price of which could approximate $225 million if all were consummated. One potential acquisition that could constitute a significant portion of this amount could reach a definitive agreement in the near term. Consummation of the acquisitions remains subject to numerous contingencies, including the completion of our business and financial due diligence, the negotiation and execution of definitive acquisition agreements, and the satisfaction of expected customary closing conditions, including as applicable, regulatory approvals. As a result, we cannot assure you that we will be successful in completing the acquisitions, whether within the indicated price range or otherwise.

We typically do not announce a transaction until after we have executed a definitive acquisition agreement. However, in certain cases in order to protect our business interests or for other reasons, we may defer public announcement of an acquisition until closing or a later date. Past experience has demonstrated that discussions and negotiations regarding a potential acquisition can advance or terminate in a short period of time. Moreover, the closing of any transaction for which we have entered into a definitive acquisition agreement will be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, we can give no assurance that our current or future acquisition efforts will be successful. Although we expect the acquisitions we make to be accretive to earnings in the long term, we can provide no assurance that our expectations will ultimately be realized.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information furnished pursuant to Item 7.01 shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit

99.1	Press release, dated July 14, 2014, announcing the launch of the Notes Offering.

99.2	Press release, dated July 14, 2014, announcing the tender offer for the 2018 Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDTRONICS, INC.

By:	/s/ J. Chris Brewster
J. Chris Brewster,
Chief Financial Officer

Dated: July 14, 2014

CARDTRONICS, INC.

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit

99.1	Press release, dated July 14, 2014, announcing the launch of the Notes Offering.

99.2	Press release, dated July 14, 2014, announcing the tender offer for the 2018 Notes.